UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2010

ATLANTIC BANCSHARES, INC.

(Exact name of Registrant as Specified in Charter)

South Carolina	333-127242	20-3047433
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Sheridan Park Circle, PO Box 3077

Bluffton, South Carolina 29910

(Address of Principal Executive Offices)

(843) 815-7111

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Item 8.01.	Other Information

On September 24, 2010 Atlantic Bancshares, Inc. (the “Company”) convened a special meeting of shareholders to vote on proposals to (1) amend the Company’s articles of incorporation to provide for a reclassification of the shares of common stock held by holders of record of 1,000 or fewer shares of common stock into newly-designated shares of Series AAA Preferred Stock on a share-for-share basis (the “Reclassification Proposal”) and (2) to grant management of the Company the authority to adjourn the meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the meeting (the “Adjournment Proposal”).

Prior to convening the meeting, the Company became aware of new developments and, as a result, determined that it may need to provide additional information to its shareholders regarding the Reclassification Proposal. In light of this, and pursuant to the authority granted to management by the approval of the Adjournment Proposal, the meeting was adjourned to a later date so that the Board of Directors may continue to solicit proxies in light of the additional information that the Company plans to provide to its shareholders. The Company will provide notice of the date, time and location for the adjournment of the special meeting together with this additional information.

The authorization of management to adjourn, postpone or continue the special meeting to another time and date pursuant to the Adjournment Proposal was granted by the vote set forth below:

For	Against	Abstentions	Broker Non-Votes
966,689	70,375	3,000	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATLANTIC BANCSHARES, INC.

DATE: September 29, 2010	By:	/s/ Robert P. Trask
Robert P. Trask
President and Chief Executive Officer